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                                                                    EXHIBIT 99.1

Contact:
Gene Cassis
Waters Corporation
Tel: (508) 482-2193

                Waters Corporation Adopts Stockholder Rights Plan

Milford, MA, August 12, 2002 - WATERS CORPORATION (NYSE: WAT) announced today that its Board of Directors has approved the adoption of a stock purchase rights plan. The rights plan is designed to assure that Waters stockholders receive fair and equal treatment in the event of any proposed takeover of the company and to guard against abusive tactics to gain control of the company without paying all stockholders the fair value of their shares. The plan was not adopted in response to any specific attempt to acquire Waters.

     Waters will issue a special dividend of one preferred share purchase right for each outstanding share of common stock of Waters. This dividend will be distributed on or promptly after August 27, 2002 to stockholders of record as of the close of business on that date.

     If a person or group acquires, or announces a tender or exchange offer that would result in the acquisition of, 15% or more of Waters common stock while the rights plan remains in place, then, unless the rights are redeemed by Waters for $0.001 per right, the rights will become exercisable by the rights holders, except the acquiring person or group, for shares of Waters, or the third party acquiring person, having a value of twice the right's then-current exercise price. The exercise price as of the record date will be $120 per right, subject to adjustment in certain circumstances. The rights will expire on August 27, 2012, unless redeemed prior to that date. Distribution of the rights is not taxable to stockholders. A detailed description of the rights plan will be mailed to Waters stockholders at the time of distribution.

     Waters Corporation holds worldwide leading positions in three complementary analytical technologies - high performance liquid chromatography (HPLC), mass spectrometry (MS) and thermal analysis (TA). These account for $4.2 billion of the overall $19 billion analytical instrumentation market. For further information about Waters Corporation, please visit the Company's web site at http:\\www.waters.com.

     Certain statements contained herein are forward looking. Many factors could cause actual results to differ from these statements, including loss of market share through competition, introduction of competing products by other companies, pressures on prices from competitors and/or customers, regulatory obstacles to new product introductions, lack of acceptance of new products, changes in the healthcare market and the pharmaceutical industry, changes in distribution of the Company's products, and foreign exchange fluctuations. Such factors are discussed in detail in the Company's filings with the Securities and Exchange Commission.